Exhibit 10.2

Agreed Form

WARRANTY AGREEMENT

Each of the Warrantors identified herein

(as Warrantors)

and JETSTREAM NEWCO

(as Purchaser)

[•] 2025

- i -

ARTICLE IV MISCELLANEOUS		27

4.1	Termination	27
4.2	Confidentiality	28
4.3	Costs and Expenses	28
4.4	Professional Advice	28
4.5	Waiver	28
4.6	Express Waivers	28
4.7	Notices	29
4.8	Entire Agreement	30
4.9	No Third Party Rights; Assignment	30
4.10	Severability	30
4.11	Waivers and Amendments	31
4.12	Governing Law and Submission to Jurisdiction	31
4.13	Signature of this Agreement	31

- ii -

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT, dated [•] 2025 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is by and between:

(1)	MR. THOMAS BERNARD, a French citizen, born on 17 April 1974 in Limoges (87), France, residing 5960 SW, 79th Street, FL 33143, South Miami, USA (hereinafter referred to as “Thomas Bernard”); and

(2)	MR. RENAUD SEVERAC, a French citizen, born on 27 July 1981, residing at 19 boulevard Louis Blanc, 19100 Brive la Gaillarde,

(the above Parties acting jointly but not severally (conjointement mais non solidairement) for the purpose of this Agreement, being hereinafter referred to individually as a

“Warrantor” and collectively as the “Warrantors”)

(3)

[JETSTREAM NEWCO, a company (société par actions simplifiée) organized under the laws of France, having a share capital of [•] and its registered office at [•] and registered with the Registry of Commerce and Companies of [•] under number [•], duly represented for the purposes hereof];

(the “Purchaser”)

The Warrantors and the Purchaser are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS:

A.	The Company and its Subsidiaries (as such term is defined hereafter) are engaged in the business of the production, sale or distribution of military fans (the “Business”).

B.

The Purchaser and the holders of securities in ASC3 LMB TopCo (908 675 119 RCS Brive, the “Company”) and ASC3 LMB FinCo (902 040 302 RCS Brive), on the other side (the “Sellers”), have entered into a put option agreement on 20 February 2025 (the “Put Option”) and further into a securities purchase agreement on [•] 2025 (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “SPA”), providing for the sale by the Sellers to the Purchaser of the Transferred Securities (as these terms are defined in the SPA and, together, the “Securities”) on the terms, and subject to the conditions, set forth in the SPA.

C.

In connection with the sale of the Securities pursuant to the SPA, the Warrantors have agreed to give the representations and warranties set out in this Agreement, subject to, for the avoidance of doubt, the one euro cap set forth in Section 3.2 of this Agreement.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

ARTICLE I

INTERPRETATION

1.1 Certain Definitions.

In addition to such terms as are defined elsewhere in this Agreement (including the Recitals), in this Agreement:

“Accounting Principles” shall mean generally accepted accounting practices in force at the date on which they were prepared in the jurisdiction of incorporation of the relevant Group Company applied on a consistent basis (except as may be indicated in the notes thereto) and insofar as this definition is used in relation to a Group Company incorporated in (i) France and for the consolidated Group Companies included in the Financial Statements, it shall mean the accounting principles established pursuant to the French Code de Commerce, and the Plan Comptable Général issued and amended from time to time by the Autorité de Normes Comptables,(ii) United States, it shall mean US generally accepted accounting principles, and (iii) Singapore, it shall mean Singapore Financial Reporting Standards;

“Affiliate” shall mean, in relation to any Person, any Person that, directly or indirectly through one or more Persons, Controls, or is Controlled by, or is under common Control with, such Person, it being agreed that, for the purpose of this definition: (i) the management company or general partner of an investment fund shall be deemed to have Control over that investment fund and (ii) with respect to each of the Warrantors, the term “Affiliate” shall include (a) its spouse, partner within the meaning of the civil partnership (pacte civil de solidarité), siblings and direct ascendants and descendants of , and (b) any entity that is Controlled by, or is in under common Control with such Warrantor or spouse, partner within the meaning of the civil partnership (pacte civil de solidarité), siblings and direct ascendants and descendants of such Warrantor;

“Books and Records” shall have the meaning given in Article 2.5;

“Bring-Down Certificate” shall mean the certificate in the form set forth in Schedule 1.1(iii) executed by the Warrantors and delivered to the Purchaser in accordance with Article 1.1(b) and 1.1(c);

“Business” shall have the meaning given in the Recitals hereto;

“Business Day” shall mean every day except Saturdays, Sundays and statutory holidays in Paris, France and New York (USA) on which the main commercial banks in Paris and New York are open for the transaction of normal banking business;

“Business IP” shall mean all Intellectual Property Rights which are necessary or used by the Group Companies in relation to the business and operations of the Group Companies as presently conducted by the Group Companies;

“Close of Accounts Date” shall mean 30 June 2024;

“Closing” shall mean the consummation of the transfer of the Transferred Securities in accordance with the terms of the SPA;

“Closing Date” shall mean the date of completion of the transfer of the Transferred Securities in accordance with the terms of the SPA;

“Contract” shall mean any contract, agreement, obligation, promise, commitment or other undertaking (written or oral);

“Control, Controlled or Controls” shall mean control as defined by paragraphs I and II of Article L.233-3 of the French Code de commerce (to the exclusion of paragraph III);

“Data Protection Governmental Authority” shall mean any Governmental Authority responsible for enforcing Data Protection Legislation;

“Data Protection Legislation” shall mean all applicable Laws, decisions, codes of practice and guidance concerning the protection or processing of personal data and privacy in any applicable jurisdiction worldwide, including but not limited to the European Union’s Regulation (EU) 2016/679 (the General Data Protection Regulation), the French Act n°78-17 of 6 January 1978 on Information Technology, Data Files and Civil Liberties, as amended (Loi n° 78-17 du 6 janvier 1978 relative à l’informatique, aux fichiers et aux libertés) and the e-Privacy Directive (2002/58/EC);

“Data Room” shall mean the virtual data room hosted by Intralinks to which the Purchaser and its advisors had access from 19 December 2024 to [•], as itemised in the data room index in the agreed form and the contents of which are contained on a USB stick that has been delivered by the Sellers under the SPA to the Purchaser on Closing Date;

“Disclosed” shall mean any fact, event or circumstance to the extent Fairly Disclosed in: (a) all documents made available in the Data Room, including (i) the Sellers Due Diligence Reports, (ii) the replies from the Sellers, the Warrantors, the counsels, auditors or other advisors during Q&A or expert sessions or on-site visits of the Group Companies to the extent included in the Data Room and (iii) the email exchanges contained in documents 10, 10.5.2, 10.5.3, 10.7 and 10.8 of the Data Room; or (b) the SPA (including its schedules) (together the “Disclosure Documents”);

“”Encumbrances” shall mean, howsoever created or arising and whether monetary or not, any collateral, pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), ownership right (démembrement), easement or right of way (servitude), guarantee, indemnity, pre-emption rights, options, or other security (sûreté) or similar third-party rights restricting the ownership or the transferability of the full legal title (pleine propriété) of the relevant asset or security other than the terms and conditions of Existing Shareholders’ Agreements (as such term is defined under the SPA) to be terminated upon Closing;

“Entity” shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

“Environment” means the natural and man-made environment including: (i) land, including surface land, sub-surface strata, seabed and riverbed under water (as defined in paragraph (ii)) and natural and man-made structures; (ii) water, including coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers; (iii) air, including air inside buildings and other natural and man-made structures above or below ground; and (iv) any living systems or organisms supported by the media set out in (i), (ii) or (iii) above;

“Environmental Law” shall mean any applicable Law (including codes of practice and guidance to the extent legally binding) relating to the protection of the Environment or with respect to Hazardous Substances, human health or safety;

“Environmental Permit” means any permits, consents, licences, approvals, certificates, notices, agreements, registrations, exemptions, declarations and authorisations (including any conditions or variations thereof) required by the Group Companies at Closing under the Environmental Law for the operation of their business or their occupation or use of the Real Property;

“Fairly Disclosed” shall mean an event, fact, matter, circumstance or omission Disclosed in such manner and in such detail that allows the Purchaser to, on the face of the relevant documents, make an informed assessment of the nature, scope and impact of the matter disclosed and the consequences thereof;

“Financial Statements” shall mean the audited individual balance sheet and profit and loss statement and the consolidated audited balance sheet and profit and loss statement (including, in each case, the notes attached thereto) of the Group Companies as of and for the years ended 30 June 2023 and 30 June 2024;

“Fraud” shall mean dol under article 1137 of the French Civil Code or fraud.

“Governmental Authority” shall mean any international or supranational (including the United Nations and the European Union), federal, state or local government or political subdivision thereof, as well as any agency or instrumentality of such government or political subdivision having any executive, legislative, regulatory or judicial powers, including any ministry, agency, department, bureau office, administrative body, public administration, independent administrative authority, or quasi-governmental authority established to perform any of these functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

“Governmental Authorization” shall mean any formal or implicit approval, consent, permit, ruling, waiver, exemption or other authorization issued, granted, given or otherwise made available by or under the Governmental Authority of any Governmental Authority or pursuant to any Law;

“Government Official” shall mean any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled thereby, (ii) any political party or political candidate, (iii) any public international organisation, or (iv) any candidate for political office.

“Group Companies” shall mean, collectively, the Company and its Subsidiaries;

“Hazardous Substance” shall mean any material, substance or organism which, whether in solid, liquid or gaseous form and whether alone or in combination with others is capable of causing harm to human health or to the Environment or which is likely to cause an actionable nuisance, including but not limited to hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms or their substantial equivalents are used in any applicable Environmental Laws), or any substance or pollution as defined under EU directives;

“Information Technology” shall mean all computer hardware (including peripherals and ancillary equipment and network and telecommunications equipment) and computer software (including networks, websites, databases, applications, and all documents and materials related to it), which are presently being used by the Group Companies in the Ordinary Course of Business;

“Insurance Policies” shall mean the material insurance policies maintained by the Group Companies;

“Intellectual Property Right” shall mean any intellectual property rights or industrial rights of any kind in any part of the world, whether registered or not or capable of registration or not, including any of the following: (i) trademarks and service marks (registered or unregistered), trade dress, and all applications and registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, computer programs and software, and all applications and patents in any jurisdiction pertaining to the foregoing; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, design rights (whether registered or unregistered), mask works or other works, and all applications and registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) internet web sites, domain names and email address names, business or trade names, and all applications and registrations pertaining thereto; (vi) licenses, covenants not to sue and similar terms relating to the foregoing; and (vii) claims or causes of action arising out of or related to infringement or misappropriation of the foregoing;

“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

“Key Customers” shall mean the customers of the Group Companies as identified in Schedule 1.1(i), Part 1

“Key Employees” shall mean, together, the employees of any Group Companies with a remuneration package (fixed and variable compensation) of a gross amount exceeding 64,000 euros on a yearly basis;

“Key Suppliers” shall mean the suppliers of the Group Companies as identified in Schedule 1.1(i), Part 2;

“Knowledge of the Warrantors” shall mean the actual knowledge (excluding imputed or constructive knowledge) of the Warrantors having made due and careful enquiry of:

(a)	in respect of all Warranties, each other;

(b)	in respect of the Warranties set forth in Section 2.15 only, Frédéric Bloch; and

(c)	in respect of the Warranties set forth in Section 2.21 only, Robin Langeveld;

“Law(s)” shall mean all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, instruments, codes and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational authorities, and all judgments, decisions, orders, directives, recommendations, circulars, standards of any Governmental Authority, including any judicial or administrative interpretation thereof;

“Leased Real Property” shall mean the real property leased by the Group Companies and which are material to the Business;

“Licensed IP” shall mean the Business IP that is licensed to the Group Companies;

“Loss” shall mean any loss or foreseeable damage (préjudice prévisible) now existing and suffered or incurred, provided however that Loss shall include reasonable and duly documented expenses and fees;

“Management Accounts” shall mean in relation to the Group Companies (i) the management monthly reporting of consolidated earnings, including a monthly profit and loss account and (ii) monthly full trial balances, in each case for the six (6) month period ended on 31 December 2024;

“Material Contracts” shall mean (i) any commercial agreements entered between the Group Companies and Key Customers and the Key Suppliers or (ii) any Contracts identified in the Data Room under section 8.1;

“Ordinary Course of Business” shall mean the management by the Group Companies of their operations in the normal course of business, compliant with applicable Law and consistent with past practices during the last thirty-six (36) months prior to the date hereof in all material respects;

“Owned IP” shall mean the Business IP that is owned by any Group Company;

“Owned Real Property” shall mean the real property owned by the Group Companies and which are material to the Business;

“Person” shall mean a natural person, Entity, or Governmental Authority;

“Proceeding” shall mean any litigation, arbitration, legal mediation, dispute, prosecution, investigation, hearing or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

“Purchase Price” shall mean the aggregate final consideration to be paid for the Securities pursuant to the SPA (as adjusted in accordance with the terms thereof);

“Put Option” shall have the meaning given in the Recitals hereto;

“Put Option Date” shall mean 20 February 2025;

“Relevant Date” means 31 January 2025;

“Sanction Authority” means the United Nations, the United States of America, the European Union, the Republic of France, the United Kingdom and Hong Kong Special Administrative Region of the People’s Republic of China or any Governmental Authority of such States or institution (including the United Nations Security Council, U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and/or US Department of Commerce or any other agency of the US government, the Direction du Trésor, Her Majesty’s Treasury and HKMA) or any other governmental, trade and financial sanctions authorities or central banks with jurisdiction over the Group Companies;

“Securities” shall have the meaning given in the Recitals hereto; “Sellers” shall have the meaning given in the Recitals hereto;

“Sellers Due Diligence Reports” shall have the meaning given to the term “VDD Reports” in the SPA;

“SPA” shall have the meaning given in the Recitals hereto;

“Subsidiary” shall mean the companies whose details are set out in Schedule 1.1(ii);

“Tax” or “Taxes” shall mean any tax, including registration, transfer, stamp, customs, value added taxes, levies or duties imposed, levied, withheld or assessed by any Tax Governmental Authority and shall include all penalties and interest relating to any of the foregoing, including, for the sake of clarity, all social security contributions and employment and payroll taxes, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company and all penalties and interest relating thereto, as well as any payment made on account or in respect of Tax pursuant to a Tax sharing agreement;

“Tax Governmental Authority” shall mean any Governmental Authority having Governmental Authority to collect or impose any Tax;

“Tax Returns” shall mean any return, declaration, report, form, schedule, information statement, notice or other similar documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax;

“Transaction” shall mean the sale and purchase of the Securities in accordance the SPA;

“Warranties” shall have the meaning given in Article II; “W&I Insurance” shall have the meaning given in Article II;

“W&I Insurer” shall mean Berkley European Underwriters AS on behalf of W. R. Berkley Europe AG;

“W&I Policy” shall mean the insurance policy number TA222B25A000 subscribed on or about the date hereof by the Purchaser with the W&I Insurer in respect of the Warranties, the Purchaser undertaking irrevocably to communicate on the date hereof separately to each of the Warrantors the executed version of such W&I Policy.

1.2 Principles of Interpretation.

In this Agreement:

(a)

All references herein to Articles, Sections, Annexes and Schedules shall be deemed references to articles and sections of, and annexes and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Sections, Annexes and Schedules are inserted for convenience only and shall have no legal effect.

(b)	The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include such items.

(c)

The dispositions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in Article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(d)	The following rules of interpretation shall apply unless otherwise specified:

(i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.

(ii) Whenever used in this Agreement:

(A) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(B) the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears.

(iii) The term “material” (a) when used with respect to the business of the Group Companies shall be measured relative to the Group Companies, taken as a whole, and (b) when used with respect to the business of any Group Companies shall be measured individually relative to any relevant Group Company, and as such business is conducted at the date hereof;

(iv) A reference to any party to this Agreement or any other agreement or document includes such Party’s successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.

(v) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi) A provision in this Agreement will not be construed against a Party merely because that party was responsible for the preparation of that provision or because it may have been inserted for that Party’s benefit, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly waives the benefits of Articles 1190 and 1602 of the French Civil Code.

(vii) Except when used with the word “either”, the word “or” may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

(viii) Any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Warranties.

(a) Each of the Warrantors represents and warrants to the Purchaser that, on and as of, the Put Option Date (in accordance with paragraph 7 of the Put Option), the date of this Agreement and as of the Closing Date (except for such Warranties which are expressly made as at a specific date, which shall only be true and correct as of such date), the following statements (the “Warranties”) are true and correct, it being specified that:

(i) the Warrantors shall each severally be deemed to have repeated the Warranties immediately prior to Closing and, for this purpose, any reference in the Warranties to “the date of this Agreement” shall be deemed to read “the Closing Date”, as applicable;

(ii) the Parties acknowledge that the Purchaser has secured a policy of insurance for its benefit and/or the benefit of the Purchaser group (including, after Closing, the Group Companies) to cover Losses arising in respect of breaches of and claims under the Warranties subject to the limitations and other terms and conditions to be set forth therein (the “W&I Insurance”);

(iii) Each of the Warranties is given subject to, and the Warrantors shall have no liability in respect of any breach of any of the Warranties in relation to, the facts, matters and circumstances Fairly Disclosed in the Disclosure Documents;

(iv) the liability of each Warrantor in respect of a Loss shall be limited as provided in the limitations set forth in Article III (including for the avoidance of doubt the one euro cap set forth in Section 3.2 of this Agreement), provided that none of those limitations shall apply to any Loss against a Warrantor if and to the extent the subject matter of the Loss arises or is increased as the consequence of Fraud by that Warrantor in giving the Warranties. Notwithstanding the Fraud by any such Warrantor, the limitations set forth in Article III shall continue to apply in respect of all other Warrantors;

(v) Notwithstanding any provision in this Agreement to the contrary, any and all obligations and/or liabilities of the Warrantors under this Agreement are several (and not joint or joint and several), and each Warrantor shall only be responsible for fulfilling its own obligations and/or discharging its own liabilities hereunder and shall not be liable or responsible for the failure of any other party to fulfil its respective obligations and/or discharge its respective liabilities;

(vi) each fact, matter and circumstance Fairly Disclosed against a Warranty shall be deemed Fairly Disclosed against all the other Warranties to the extent relevant. Each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties;

(vii) Notwithstanding any other provision of this Agreement (and without prejudice to the Warranties), no warranty, express or implied, is given in relation to any expression of opinion, intention or expectation or any forecast, projection or forward-looking statement contained or referred to in the Disclosure Documents;

(viii) Except for the representations and warranties contained in the SPA, none of the Warrantors makes any other express or implied representation or warranty to the Purchaser.

(b) Upon execution of this Agreement, the Warrantors shall deliver, or cause to be delivered, to the Purchaser a Bring-Down Certificate containing details of any fact, matter, event or circumstance occurring between the Put Option Date and the date of this Agreement (inclusive) that has given rise, or is reasonably likely to give rise, to a breach or inaccuracy of any of the Warranties given by the Warrantors on the date of this Agreement.

(c) Upon the Closing Date, the Warrantors shall deliver, or cause to be delivered, to the Purchaser a Bring-Down Certificate containing details of any fact, matter, event or circumstance occurring between the date of this Agreement and the Closing Date that has given rise, or is reasonably likely to give rise, to a breach or inaccuracy of any of the Warranties given by the Warrantors on the Closing Date.

2.2 Warrantors title capacity and due Authorization.

(a) Each of the Warrantors has all power and capacity to enter into this Agreement and to perform its obligations thereunder, and does not require any authorization or consent to perform this Agreement.

(b) This Agreement has been duly signed by the Warrantors and constitutes a legal, valid and binding obligation of the Warrantors, enforceable against them in accordance with its terms.

(c) Each Warrantor is the only owner of the number of Securities set opposite his name in the table in SCHEDULE (B)(I) of the SPA and such Securities have been validly issued and are fully paid and constitute the whole of his interest in the share capital of the Company, it being reminded that Renaud Severac is entitled to obtain from the Company up to 30,000 newly issued Preferred Shares (as such term is defined under the SPA), the cancellation of which prior to 21 May 2025 is contemplated pursuant to the provisions of the SPA.

(d) Without prejudice to the Unvested Free Shares (as such term is defined in the SPA), the cancellation of which prior to 21 May 2025 is contemplated pursuant to the provisions of the SPA, the Securities constitute the entire share capital and voting rights of the Company and FinCo, there is no Person other than the Sellers who has or may have any interest whatsoever in any shares, other security or equity interest in, or over, the capital of the Company or FinCo.

(e) There is no Encumbrance on, over or affecting any of the Securities or the shares in issue in the capital of any Group Company and there is no agreement or arrangement to give or create any such Encumbrance. No claim has been made by any Person to be entitled to any such Encumbrance.

(f) None of the Group Companies owns or has any interest of any nature in any shares, other security interests of any Entity outside of the Group Companies.

(g) Other than the Unvested Free Shares to be issued to the benefit of Renaud Severac (the cancellation of which prior to 21 May 2025 is contemplated pursuant to the provisions of the SPA), there are no agreements or arrangements in force which provide for the present or future issue, transfer, redemption or repayment of, or grant to any Person of the right to require the issue, transfer, redemption or repayment of, the share capital of any of the Group Companies.

(h) Except for the Securities and the Unvested Free Shares (the cancellation of which prior to 21 May 2025 is contemplated pursuant to the provisions of the SPA), no transferable security exists that grants its holder entitlement, either immediately or in the future, to a portion of any of the Group Companies’ share capital or voting rights and none of the Group Companies is required to issue any transferable security that grants its holder entitlement, either immediately or in the future, to a portion of their share capital or voting rights.

2.3 No Conflict or Violation.

(a) Neither the entering into of this Agreement, nor the performance by each of the Warrantors of their obligations thereunder does or will, directly or indirectly (with or without notice or lapse of time, or both):

(i) result in the violation of, or give any Governmental Authority the right to revoke or modify, any Governmental Authorization;

(ii) result in the violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to terminate or modify any Contract under which any of the Group Companies or any properties or assets owned or used by it is or may become bound. Except for the loan agreements Disclosed in the Data Room under section 3.2; or

(iii) result in the violation of any Third-Party Rights upon any of the Securities, assets owned or used by, the Group Companies.

(b) Neither any of the Warrantors nor any of the Group Companies is or will be required to obtain any Governmental Authorization or any consent from any Person in connection with the Warrantors’ entering into this Agreement.

2.4 Insolvency

None of the Group Companies is insolvent or unable to pay its debts as they fall due. To The Knowledge of the Warrantors, none of the Group Companies has stopped paying its debts as they fall due or after usual applied payment terms nor threatened to cease carrying on its business. The Group Companies are financed, if needed, either by their own credit facilities or by the Group Companies, through the cash pooling or short-term loans.

2.5 Books and Records.

The books of account, share transfer registers, shareholders’ accounts, registers for board or shareholders’ resolutions or other equivalent documentation under applicable Laws of the Group Companies (collectively, the “Books and Records”) have been maintained in accordance with requirements of applicable Law are accurate, up-to-date and complete in all material respects and remain in the possession or under the control of the Group Companies. The Group Companies have never received notice in writing from any Governmental Authority or any other Person asserting that any of the Books and Records are incorrect or require rectification.

2.6 Financial Statements.

(a) The Financial Statements were prepared in accordance with applicable Law and the Accounting Principles. The Financial Statements for the past 2 years have been duly certified without reserve by the statutory auditors (if any) and duly approved by the relevant corporate bodies, in accordance with applicable Laws.

(b) The Financial Statements:

(i) are complete and materially correct and give a true and fair view of the assets and liabilities and financial position, as well as the results of operations as of such date and for the period then ended;

(ii) have not been affected by any change in the basis or policies of accounting other than any such change required by reason of a concurrent change in the Accounting Principles;

(iii) validly and reasonably properly disclose any guarantee (including any “garanties”, “avals”, “cautions” or “lettres de confort”) for any third party obligations or any other off-balance sheet items (engagements hors bilan) given by any of the Group Company;

(iv) validly and reasonably properly disclose all material contingent liabilities and bad or doubtful debts;

(v) were prepared in good faith with reasonable skill and care;

(vi) to the extent required by the Accounting Principles, include reserves for all material Tax (including deferred tax) liable to be assessed on the relevant Group Company or for which it may be accountable in respect of the period to which they relate;

(vii) are not affected by any extraordinary, exceptional or non-recurring item, transactions of a nature not usually undertaken, any material change in the basis of accounting.

(c) Vendor or supplier rebates on stock or inventory have been recorded in the Financial Statements, consistently and in accordance with Accounting Principles and represent or shall represent, as the case may be, a fair and realistic receivable calculated based on the products already sold.

(d) Except for leased assets, to the Knowledge of the Warrantors, all assets, tangible and intangible, reflected in the Financial Statements are fully owned by the concerned Group Company with full legal title as at the last date of the time period covered by the relevant accounts except as expressly stated therein; and none of the Group Companies have received a notification from a third party alleging ownership of an assets which is supposed to be owned by a Group Company.

(e) To the Knowledge of the Warrantors, as at the Close of Accounts Date, none of the Group Companies had any material liability (whether actual or contingent) or outstanding capital commitment which was not properly disclosed, provided for or noted in the Financial Statements.

2.7 Management Accounts.

(a) The Management Accounts:

(i) were prepared in good faith and on a consistent basis (to the extent applicable) with the Financial Statements;

(ii) do not materially misstate the assets and liabilities, and profits or losses of each of the Group Companies for the period to which they relate; and

(iii) use the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Financial Statements except for (i) normal year end adjustments and (ii) the absence of notes, neither of which are expected to be material individually or in the aggregate.

(b) As at 31 December 2024, none of the Group Companies had any material liability (whether actual or contingent) or outstanding capital commitment as at 31 December 2024 which was not properly disclosed, provided for or noted in the Management Accounts.

2.8 Cash and Debt as at Relevant Date

(a) Disclosure Document 10.3.3.1 contains true and accurate details, in all material respects, of the following aggregate amounts in respect of the Group Companies as at the Relevant Date:

(i) all cash at hand or standing to the credit of any account with a bank or other financial institution to which one or more of the Group Companies is beneficially entitled; and

(ii) all indebtedness on account of borrowings from any bank or financial institution including all loans and other facilities with any bank or financial institution.

(b) Disclosure Document 10.3.3.1 does not materially misstate any of the amounts referred to in Section 2.8(a) or the financial position of the Group Companies as at the Relevant Date.

2.9 Accounts Receivable – Stocks.

All outstanding invoices included in the accounts receivable caption of each of the Group Companies (i) relate to the business of such Group Company, (ii) have arisen from bona fide transactions in the Ordinary Course of Business, and (iii) to the Knowledge of the Warrantors, represent valid obligations and are enforceable and recoverable in accordance with Accounting Principles.

2.10 Changes in the Business of the Group Companies.

Since the Close of Accounts Date (excluded):

(a) each Group Company has:

(i) conducted its operations in the Ordinary Course of Business, except for such decisions or actions made or taken in connection with the preparation of the transactions contemplated by the SPA;

(ii) not taken or committed any of the decisions or actions listed in clause [5.3] of the SPA, except for such actions taken or committed in connection with the preparation of the transactions contemplated by the SPA or expressly authorized in writing by the Purchaser; and

(iii) not assumed or incurred any new material liability (including any contingent liability) which is not provided for, noted or disclosed in the Financial Statements and is outside of the Ordinary Course of Business;

(b) there has been no material adverse change in the turnover or the financial or trading position of the Group Companies as a whole; and

(c) there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Group Companies’ assets (whether or not covered by insurance).

2.11 Tax Matters.

(a) Each of the Group Companies has complied with all Laws relating to the determination, payment or collection of Taxes in each jurisdiction where it conducts business or exercises any other activity, and all Tax Returns required by applicable Law to have been filed by or on behalf of the Group Companies with any Governmental Authority have been filed in a timely manner or requests for extension to file such Tax Returns have been filed or granted and have not expired. Each material Tax Return is true, correct and complete and correctly reflected the Tax liabilities and all other information required to be reported thereon. At the Closing Date, all Taxes which the Group Companies are or may become required to pay (or to withhold or collect) in respect of all periods (or portions thereof) ending on or prior to the Closing Date will have been timely paid (or withheld or collected and paid over to the appropriate Governmental Authority) in full or will be fully provisioned, and the Group Companies are under no liability to pay any penalty or outstanding interest in connection with any claim for Tax.

(b) (x) All Taxes required to be paid by any of the Group Companies on account of any period up to 30 June 2024 have either been paid or are fully reflected as a liability and reserved against in the Financial Statements in accordance with the Accounting Principles, other than Taxes that are being contested in good faith; and (y) all Taxes that have become due and payable by any of the Group Companies have been paid.

(c) Tax credit, Tax losses, Tax exemptions and other Tax reductions generated by each of the Group Companies are and have been determined in accordance with applicable Laws. Tax credits and Tax losses held by the Group Companies at the Closing Date exist, are accurate and valid.

(d) (x) There are no pending audits, investigations or other Proceedings relating to the assessment or collection of Taxes for which any of the Group Companies may be liable and (y) no claim for assessment or collection of Taxes relating to any of the Group Companies that is or may become payable by any of them has been notified in writing to any of the Group Companies by any Tax Governmental Authority.

(e) None of the Group Companies is a party to or bound by or benefits from any Tax ruling, rescrit or agreement with any Tax Governmental Authority. The Group Companies do not benefit from any favorable Tax treatment depending on undertakings of the Group Companies. The Group Companies are not bound by any undertaking in connection with any Tax Law to retain ownership of any shares or other securities of any Entity or any other asset for any period of time.

(f) All Taxes that each Group Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(g) The consummation of the Transaction (as this term is defined in the SPA) will not as such trigger a change in the Tax status or regime or the loss of a favorable Tax regime applicable to the Group Companies, nor any variable transfer Tax.

(h) Each Group Company has full availability of the information in all material respects (including records and invoices) normally required to enable it and/or its officers, employees or representatives to compute and justify its liability for Taxes insofar as it depends on any transaction occurring on or before the Closing Date.

(i) The amounts reflected as reserves on the Financial Statements, for all Taxes are or will be adequate to cover all liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date.

(j) All transactions between any of the Group Companies or any of their current or former Affiliates, on the one hand, and the Sellers or any of their respective Affiliates (other than the Group Companies), on the other hand, have been effected on terms and conditions which were no less favorable to the concerned Group Company than would have been obtained in arms’ length transactions with independent third parties.

(k) No Group Company is a party to or bound by any Tax sharing agreement, Tax consolidation (other than the consolidated group of the Company and its Subsidiaries), group relief or any similar arrangement.

(l) No claim has ever been made by any Governmental Authority in a jurisdiction where a Group Company does not file a Tax Return that it is or may be subject to Taxation by that jurisdiction.

2.12 Financial Indebtedness and Subsidies.

(a) None of the Group Companies benefit from or is a party to, or has at any time benefited from or been a party to, any subsidy, aid, grant program, loan at a preferential rate or on preferential terms, special contract or lease or similar benefit made available (including by way of guaranty or other assurance) by any Governmental Authority.

(b) Other than remuneration payable to the Sellers in the Ordinary Course of Business (including, for the avoidance of doubt, any remuneration to the Sellers who are directors, corporate officers or employees of a Group Company), no amount is owed by any of the Group Companies to any of the Sellers or any of his Affiliates or associates or owed by any Seller or any of his Affiliates to any of the Group Companies.

(c) The Disclosure Documents contain, in all material respects, true, complete and accurate particulars of all money borrowed (whether from a bank or otherwise) by the Group Companies (to the extent that such borrowing is presently outstanding and excluding trade credit incurred in the Ordinary Course of Business).

(d) Except as part of the Existing Indebtedness, no Encumbrance has been given or entered into by any of the Group Companies or any third party in respect of borrowings or other obligations of any of the Group Companies, nor has any such Person agreed to do so. None of the Group Companies has given or entered into, or agreed to give or enter into, any Encumbrance in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

2.13 Real Property.

(a) Each of the Group Companies has valid title to the Owned Real Property, free and clear of any Encumbrances.

(b) There are no leases, subleases, licenses, concessions, or other written agreements, granting to any third parties the right of use or occupancy of any portion of the Owned Real Property.

(c) Each lease agreement relating to the Leased Real Property is in full force and effect, and is a legal, valid and binding agreement of the Group Company which is a party to such lease agreement, enforceable in accordance with its terms.

(d) No party to any such lease agreement nor any Governmental Authority has given any of the Group Companies written notice of: (i) any increase after the date hereof in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the date hereof; (iii) any material variation or termination after the date hereof of any such lease; or (iv) any claim with respect to any breach or default under any such lease, the consequences of which might reasonably be expected to result in the termination after the date hereof by the lessor of such lease. To the Knowledge of the Warrantors, there is no fact or circumstance that may lead to any of the Group Companies receiving any such written notice, save for the Leased Real Property located at 2866 N.W. 79 th Avenue, Miami, Florida 33122, the renewal of which is as at the date hereof under negotiation.

(e) No Person other than the Group Companies is entitled to occupy the Real Property. Neither the Warrantors nor any of the Group Companies has received written notice of any expropriation order issued by any Governmental Authority in respect of the Real Property.

(f) To the Knowledge of the Warrantors, each of the Group Companies complies in all material respects with the terms and provisions of all applicable restrictive covenants, easements, agreements or zoning requirements affecting the Real Property.

(g) To the Knowledge of the Warrantors, the Real Property enjoys full and unrestricted mains services of water, foul and surface water drainage, electricity and gas which are sufficient for the purposes for which the Real Property is presently used.

(h) To the Knowledge of the Warrantors, there exist all rights necessary for the continued possession and use of the Real Property for their present purposes.

(i) None of the Group Companies has any material liability or obligation in respect of any property, whether owned, leased, licenced or occupied under an informal or undocumented arrangement (other than the Real Property).

2.14 Personal Property.

Each of the Group Companies has good title to (free and clear of any Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets which are material for the conduct of its business. All such assets are in reasonably good maintenance and are capable of doing the work for which they are presently used, subject to ordinary wear and tear.

2.15 Intellectual Property.

(a) Each of the Group Companies has full and exclusive ownership to the Owned IP as being owned by it, free and clear of any Encumbrances and has a valid right to use all Licensed IP.

(b) All registration or application fees necessary to maintain the Owned IP and the Licensed IP have been paid, all necessary renewal applications have been filed and all other steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the value or use of such Owned IP and Licensed IP.

(c) To the Knowledge of the Warrantors, the conduct of their business by the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by a third party.

(d) To the Knowledge of the Warrantors, no Group Company has (x) infringed or otherwise violated any Intellectual Property Right (whether registered or not) owned by any third party, or (y) has breached any material provision of any licenses or similar agreement under which any Licensed IP is being licensed to or used by any of the Group Companies, and no claim to such effect, which remains outstanding, has been threatened in writing against such Group Company.

(e) To the Knowledge of the Warrantors, no third party has infringed the Business Intellectual Property Rights, breached any obligations of confidence owed to any of the Group Companies, misappropriated or misused any confidential information or carried out any act amounting to passing off or unfair competition in relation to any of the Group Companies and no such infringement is current or anticipated.

(f) The Owned IP and Licensed IP constitute all the Intellectual Property Rights which are reasonably necessary to enable the Group Companies to conduct their respective businesses and operations in the manner such businesses and operations are presently conducted.

(g) During the last three years, none of the Group Companies has:

(i) made any written claim against any Person asserting that such Person infringes, misappropriates or otherwise violates any of the Business IP;

(ii) received any written claim from any Person asserting that any Group Company infringes, misappropriates or otherwise violates any Intellectual Property Rights owned by a third party.

(h) All Intellectual Property Rights of any nature whatsoever, created by any of the Group Companies officers, employees or consultants and used in the conduct of the Group Companies’ business as conducted on the date hereof were validly assigned to the relevant Group Company. Each existing or former employee, officer (mandataire) and consultant of the relevant Group Company has entered into valid legally binding agreements with the relevant Group Company pursuant to which such Person expressly agrees that all Intellectual Property Rights created by him/her/it in the course of his/her/its engagement by the relevant Group Company will be owned exclusively by such Group Company.

2.16 Information Technology.

(a) The Group Companies have the benefit of appropriate arrangements for the use, maintenance and support of their Information Technology.

(b) The Group Companies are not involved in any material disputes in relation to their Information Technology or under any of the material agreements required to use, support, maintain and/or develop all material components of the Information Technology (including all licenses and/or maintenance and support agreements in respect of Third Party software) to which any of the Group Companies is a party.

(c) None of the Group Companies has (i) licensed any of the Information Technology owned or used by it to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or other contract limiting its ability to exploit fully any of such Information Technology.

(d) To the Knowledge of the Warrantors, none of the Group Companies uses any open- source software or any other Intellectual Property Right (including any open source codes) which has been developed by any Person without a valid license. None of the Group Companies has developed any software by using one or several open source codes linked to a contaminant license without complying with the terms of the used open source code license and each of the Group Companies has used its best efforts to apply procedures with respect to open source codes to prevent risks of exposure in the future.

(e) Each of the Group Company has full title to the Information Technology, without any Third Party Rights or other restrictions except for those for which a proper and adequate license, including open source software licenses, to use such Information Technology in the course of operating the business of the Group Company in an ordinary and normal manner consistent with its present practice has been obtained or entered into by the Group Company. The Transaction (as this term is defined in the SPA) will not result in a termination or restriction of any such license.

(f) The Information Technology itself and the use of the Information Technology by the Group Companies:

(i) complies in all material respects with all applicable Laws (including Laws related to data protection), and are in all material respects suitable for continued use on at least the same levels of quality, quantity and functionality, meeting at least the same performance and service levels as applicable prior to Closing;

(ii) is fit, in all material respects, for the current purposes of the Group Companies;

(iii) has not exhibited any material defects;

(g) To the Knowledge of the Warrantors, all Information Technology which has been developed by employees of the Group Companies has been developed within the scope of the duties of those employees.

(i) Except as Disclosed, during the last three years:

(i) there have been no bugs or viruses in or failures or breakdowns of the Information Technology or any part of it which has caused to any material extent disruption or interruption in or to the business of the Group Companies; and

(ii) to the Knowledge of the Warrantors: (i) no Person has gained unauthorised access to the Information Technology or any data stored on it; and (ii) the Information Technology and/or any data stored on it has not otherwise been subject to any breach of security.

2.17 Compliance with Law.

(a) To the Knowledge of the Warrantors, each of the Group Companies conducts, and has for the last five years conducted, its business in material compliance with all applicable Laws of each of the jurisdictions in which it operates.

Each of the representations and warranties provided for in this Section 2.17 shall be deemed to be to the Knowledge of the Warrantors.

(b) During the last five years, none of the Group Companies has received written notice, which remains outstanding, of any material violation by any of the Group Companies of any Law or of any material default with respect to any Judgment applicable to any of the Group Companies except for any such violation or default that would not have a material adverse impact on the Business.

(c) None of the Group Companies nor any Person acting on behalf of any of them has:

(i) made, given, authorized or offered, or promised to make, give, authorize or offer any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Governmental Authority or to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist any Group Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or

(ii) requested, been promised or accepted any unlawful payment or benefit to any such Government Official; or

(iii) breached any provision of the law n° 2016-1691 dated 9 December 2016 relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique, and, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, or the regulations issued thereunder or any similar anticorruption or anti-bribery Laws of any other jurisdiction.

(d) Each of the Group Company is, and at all times has been, in compliance with applicable antitrust Laws and competition rules including in particular rules relating to anticompetitive practices and none of the Group Companies has ever entered into any agreement, arrangement or understanding (whether formal or informal, oral or in writing) with the purpose or effect of restricting or distorting competition, including by directly or indirectly fixing purchase or selling prices or any other trading conditions.

(e) Each of the Group Company is, and for the past three years has been, in compliance in all material respects with all applicable export-control, trade and economic sanctions legal requirements, the U.S. State Department’s International Traffic in Arms Regulations (“ITAR”), U.S. Commerce Department’s Export Administration Regulations (“EAR”), and, for the last three years, has been in compliance with all legal requirements maintained by each Sanctions Authority. During the last three years, none of the Group Companies has been a party to, is not a beneficiary under and has not performed any service or sold any product under any contract under which a product has been sold to customers in countries restricted by UK, EU, its Member states and/or the United States of America in respect of trade embargoes at the time of the transaction with the applicable customer.

2.18 Permits.

(a) Each of the Group Companies has all Governmental Authorizations required for the conduct of its business, and all such Governmental Authorizations have been validly obtained and are, to the Knowledge of the Warrantors, in full force and effect, in each such case except for any such matters that would not have a material impact on the business of any of the Group Companies. The Group Companies are in all material respects in compliance with all of the terms and requirements of each Governmental Authorization which they hold.

(b) None of such Governmental Authorizations may be terminated by the relevant Governmental Authority as a result of the consummation of the Transaction (as this term is defined in the SPA). No event has occurred or no circumstance exists that may (with or without notice or lapse of time, or both) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization held by the Group Companies, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization held by the Group Companies.

(c) Since the date which is five years prior to the date of this Agreement, none of the Group Companies has received any notice or other communication from any Governmental Authority regarding: (i) any material violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization.

(d) The Group Companies have taken all reasonable steps on a timely basis for the renewal of the Governmental Authorizations held by the Group Companies with the appropriate Authorities.

2.19 Environmental Matters.

Except as Disclosed:

(a) The operations of the Group Companies are conducted in accordance with applicable Environmental Laws.

(b) Since the date which is five years prior to the date of this Agreement, none of the Group Companies has received written notice, which remains outstanding, from any Governmental Authority of any material violation by any of the Group Companies of any applicable Environmental Law.

(c) All Governmental Authorizations required to be obtained by any of the Group Companies under the applicable Environmental Laws in order to conduct its business have been obtained and, to the Knowledge of the Warrantors, remain in full force and effect.

(d) No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to the obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the costs of, any remedial action.

(e) For the past three years, none of the Group Companies has given or received any warranties or indemnities in respect of, nor attempted to apportion liabilities, duties or obligations arising under Environmental Law or otherwise relating to the Environment and/or any Hazardous Substance.

(f) For the past three years, neither the Warrantors nor any of the Group Companies has received any written notice or other written indication of any decision, proposal or intention to refuse, suspend, cancel, revoke, modify or vary any Environmental Permit, and to the Knowledge of the Warrantors, there are no facts, matters or circumstances which are reasonably likely to:

(i) result in an Environmental Permit being refused, suspended, cancelled, revoked, modified, varied, breached or not renewed or which may prejudice its transfer; or

(ii) require a new Environmental Permit to be obtained after the date of this Agreement in relation to the business and operations of the Group Companies as presently conducted by the Group Companies.

(g) For the past three years, none of the Group Companies has been subject to any Environmental actual claim, litigation, action or proceedings, or to the Knowledge of the Warrantors the subject of any investigation related to the Environmental Laws and, to the Knowledge of the Warrantors, no such actual or potential claim, litigation, action or proceedings or investigation has been threatened in writing by or against any of the Group Companies.

2.20 Proceedings and Product Liability.

(a) There is no Proceeding pending against any of the Group Companies involving a claim for (i) a stated amount in excess of 150,000 euros (except for debt collection in the Ordinary Course of Business), or (ii) related to product liability in excess of 150,000 euros and no such Proceeding has been threatened in writing. The Financial Statements reflect provisions sufficient to cover all liabilities, damages and costs to the Group Companies arising out of or resulting from any Proceeding, including court costs and attorney fees and disbursements.

(b) To the Knowledge of the Warrantors, none of the Group Companies sold or supplied products or services which do not comply in any material respect with any warranties or representations made by or on behalf of any of the Group Companies or with applicable Laws.

(c) Since the date which is five years prior to the date of this Agreement, none of the Group Companies has implemented or initiated a widespread product recall for reasons of a lack of quality or fitness for use of any products manufactured, stored, distributed or sold by such Group Company.

(d) Since the date which is five years prior to the date of this Agreement, none of the Group Companies has been notified by any Governmental Authority that it intends to conduct an investigation of the Group Companies.

2.21 Contracts and Material Contracts.

(a) Save as Disclosed, none of the Group Companies is party to any Contract which:

(i) has been concluded directly with a Governmental Authority;

(ii) is a (A) customer contract for a fixed term of more than 12 months and which represents annual revenue of the Group Companies in excess of EUR 500,000, or (B) supply contract for a fixed term of more than 12 months and which requires an annual expenditure of the Group Companies in excess of EUR 200,000, in both cases except as Disclosed in the Disclosure Documents;

(iii) is a restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business, except for any supplier agreement representing less than EUR 50,000 per annum;

(iv) provides for the sale, transfer or disposal by any of the Group Companies of any body corporate or business or assets in circumstances such that any of the Group Companies remains subject to any liability which is not properly provided for in the Financial Statements;

(v) relates to the disposal of material fixed assets;

(vi) involves the grant of any sole or exclusive rights by or to any of the Group Companies, except for any supplier agreement representing less than EUR 50,000 per annum; or

(vii) provides any customer or supplier of any Group Company with any right of ownership or right to manufacture in respect of the Business IP, except for any supplier agreement representing less than EUR 50,000 per annum.

(b) Each of the Group Companies is fully entitled to the benefit of any outstanding contract to which such Group Company is a party that transferred to such other Group Company by way of assignment where no express assignment or novation was entered into by the other party to the contract.

(c) The Disclosure Documents contain true, complete and accurate copies of each of the Material Contracts.

(d) Each Material Contract is valid, in full force and effect and constitutes binding enforceable obligations on each of the parties thereto, (i) each Material Contract is in full force and effect, is valid and enforceable in accordance with its terms and does not violate and is compliant with application Law in all material respects, (ii) neither the Group Company that is a party thereto nor any other party thereto is in material breach, violation or default of any such Material Contract, (iii) no third party and none of the Group Companies has sought in writing to invalidate any such Material Contract (iv) no event has occurred with respect to a Group Company which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of imposition of any Third Party Right, prepayment or acceleration under any such Material Contract and (v) there are no renegotiations of, or outstanding rights to renegotiate, any material terms and conditions under any Material Contracts with any person, and no such Person has made any written demand for any such renegotiation.

(e) No Material Contract of the Company may be terminated or adversely amended or varied as a result of the completion of the Transaction (as this term is defined in the SPA) (including the resulting change of control) and the material contracts between a Group Company and its suppliers will not be terminated as a result of, or affected by, the Transaction (as this term is defined in the SPA). To the Knowledge of the Warrantors, there is no fact or circumstance that may cause any customer or supplier of the Group Companies pursuant to any Material Contract to terminate or materially reduce its purchases from, or supplies to, any of the Group Companies. No customer or supplier of the Group Companies pursuant to any Material Contract has indicated in writing to any of the Group Companies its intention to terminate or materially reduce its purchases from, or supplies to, any of the Group Companies.

2.22 Insurance.

(a) All Insurance Policies are in full force and effect.

(b) Since the date which is five years prior to the date of this Agreement, none of the Group Companies has received written notice that it is in default under any such Insurance Policies, which default remains unremedied, and all premiums under such Insurance Policies have been duly paid when due.

(c) All liabilities of any of the Group Companies in respect of the operation of their business have been, at all material time, covered by the Insurance Policies.

(d) Since the date which is five years prior to the date of this Agreement, there has been no breach of the terms, conditions and warranties of any of the Insurance Policies that would entitle the insurer to decline to pay all or any part of any claim made under the policies or to terminate any Insurance Policy. To the Knowledge of the Warrantors, none of the Insurance Policies will be terminated as a result of any of the transactions contemplated by this Agreement and the SPA.

(e) Since the date which is five years prior to the date of this Agreement, the Group Companies have given notice to the appropriate insurers of all claims that may be insured thereby.

2.23 Employment Matters.

(a) There are no Contracts, plans or other arrangements by which any of the Group Companies are bound which contain any “change of control” provisions with respect to any of the Key Employees.

(b) The Disclosure Documents contain in all material respects true, complete and accurate information for all employees of the Group Companies, including, remuneration (fixed), length of service, date of birth, up-to-date as of the date of this Agreement.

(c) During the last five years, none of the Group Companies has paid or agreed to pay any bonus or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of (x) the Key Employees, or (y) its employees generally, as a group, in excess of three percent (3%) on a yearly basis, unless required by applicable Law or collective bargaining and employment agreements or resulting from normal periodic performance reviews and related compensation and benefit increases carried out in the Ordinary Course of Business and in line with past practice.

(d) Except as imposed by applicable Laws and applicable collective bargaining agreements, none of the Group Companies is a party to or has any liability in respect of any pension scheme or other similar arrangements or policies or been obliged to provide, participate in or contribute towards any pension benefit obligations for any of their employees.

(e) Each of the Group Companies is in compliance with (i) all applicable Laws relating to employment, employment practices, working time, terms and conditions of employment and employees representative bodies (including the setting-up, operating regulations and election regulations of any employees representative bodies such as the employees delegates (délégués du personnel), the works council (comité social et économique) or economic and social unit (unité économique et sociale)), (ii) the terms of all applicable collective bargaining agreements, including the payment, when due, of all social security charges and other Taxes payable in respect of its employees, and there are no claims or Proceedings against the Group Companies alleging or asserting otherwise, and (iii) any requirement pursuant to applicable Law to notify or consult with employee representative bodies of the Group Companies in connection with the Transactions (as this term is defined in the SPA). Each Group Company has in all material respects duly and timely fulfilled all payment obligations to its employees.

(f) None of the Group Companies is bound by an obligation to pay any amount to any of its employees, officer (mandataire) or consultant as a result of the consummation of the Transaction (as this term is defined in the SPA). There is no employee of the Group Companies whose compensation or other benefits are based directly on the profits, revenues or turnover of the Group Companies in any manner exceeding the applicable Law or the applicable collective bargaining agreements.

(g) There is no Proceeding pending or threatened in writing against any of the Group Companies involving a claim or dispute by or in respect of any employee or former employee and there is no collective litigation.

(h) There are no pending or threatened material Proceedings instituted by the Labor Administration (Inspection du Travail or DIRECCTE), the Social Security Administration (URSSAF), any Governmental Authority or any other public or private body or institution competent for labor and social security Laws, involving any Group Company and any of their present or former employees.

(i) None of the Key Employees has given or received written notice to terminate his or her employment.

(j) Each of the Group Companies has not given any undertaking in the context of a redundancy plan and of the Group Companies has not implemented any collective dismissal, any redundancy plan or any voluntary redundancy plan during the three-year period preceding the date of this Agreement.

(k) (i) The Group Companies have duly and in a timely manner paid all applicable social security contributions, including those to any pension fund, medical care insurance and contingency plans in force, (ii) there are no material outstanding or unpaid employer contributions with respect to these schemes, and the Group Companies have complied in all material respects with their obligations under these schemes and (iii) there is no dispute, claim, action, Proceeding, demand or complaint pending or threatened in writing in respect of social security obligations, involving an amount in excess of 50,000 euros.

2.24 Sufficiency of Assets.

(a) Each of the Group Company owns, leases or has the right to use all of the properties and assets, and is a party to all licenses and other Contracts to which the Group Companies are parties, which are (i) reasonably necessary to enable such Group Company to conduct its business and operations in the manner in which such business and operations have been, are being and are contemplated to be conducted. To the Knowledge of the Warrantors, none of the Sellers owns or has any rights in or to any of the properties or assets which reasonably necessary to enable each of the Group Companies, to conduct its business and operations in the manner in which such business and operations have been, are being and are contemplated to be conducted.

(b) To the Knowledge of the Warrantors:

(i) all assets held by each of the Group Companies on lease in each case have valid and enforceable lease;

(ii) all rents and other amounts due by the Group Companies pursuant to the terms of such leases have been fully paid when due, and none of the Group Companies is in breach or default. No consent to the consummation of the transactions contemplated by this Agreement and the SPA is required from any party to any such lease. No such lease was entered into on terms which were materially more onerous than prevailing market conditions.

(c) The going concerns of each of the Group Companies are free and clear of any Encumbrances. Each of the Group Companies is not a party to any Contract or other arrangement granting, or purporting to grant, to any third party any rights with respect to its going concern.

2.25 Data Protection.

(a) None of the Group Companies has received written notice from a Data Protection Governmental Authority of any breach of the Data Protection Legislation by any of the Group Companies.

(b) During the last three years, no material breach of the Data Protection Legislation has been identified by any Group Company.

(c) Each of the Group Companies complies with all applicable material Data Protection Legislation in all material respects.

(d) None of the Group Companies has been involved in a dispute with an individual in respect of any breach of the Data Protection Legislation or has received a written claim for compensation.

2.26 Litigation

Except as Fairly Disclosed in the Disclosure Documents, none of the Group Companies is involved, nor has it during the last five years been involved, in any legal or administrative or mediation or arbitration proceedings (whether as claimant or defendant or otherwise) and no such proceedings have been threatened in writing and, to the Knowledge of the Warrantors, there is no fact, matter or circumstance which could give rise to any such proceedings in excess of EUR 150,000.

2.27 Brokers, Finders and Investment Bankers

Except for engagements with Amala and RBC, none of the Group Companies has hired any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees, in connection with the transactions contemplated by this Agreement or the SPA.

ARTICLE III

REPAYMENT OBLIGATION

3.1 Insurance

Notwithstanding any provisions to the contrary in this Agreement:

(i) the Parties acknowledge that the Purchaser has secured the W&I Insurance at its own costs;

(ii) the Purchaser acknowledges and agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any claim against any of the Warrantors, except if and to the extent either of the following applies:

(A)

the claim is made to permit or facilitate a claim by the Purchaser under the W&I Insurance against the W&I Insurer, but only on the basis that no Warrantor shall have any liability for any such claim in excess of the maximum cap set forth under Section 3.2(a); or

(B)	the claim arises or is increased as a result of the Fraud of a Warrantor and then only if and to the extent that such claim relates to such Warrantor’s Fraud;

(iii) unless expressly permitted by paragraph (ii) above and, for the avoidance of doubt:

(A)

the Purchaser shall not be entitled to make a claim against any Warrantor and the Purchaser’s sole recourse in respect of any claim will be against the W&I Insurer under the W&I Insurance, whether or not such claim is covered by the W&I Insurance (including, for the avoidance of doubt, if the Purchaser is unable to make a claim under the W&I Insurance as a result of a deductible or excess applying pursuant to the terms of the W&I Insurance); and

(B)	any claim will be exclusively settled by the W&I Insurer under the W&I Insurance or remain for the account of the Purchaser (as the case may be);

(iv) the Purchaser agrees and undertakes that the W&I Insurance shall contain:

(A) an express waiver in favor of the Warrantors from the W&I Insurer waiving all its rights to take subrogated action or to exercise rights assigned to it against the Warrantors in relation to any claim, other than in the event of Fraud by such Warrantor; and

(B) a binding and irrevocable third party stipulation (stipulation pour autrui) for no consideration for the benefit of the Warrantors within the meaning of Article 1205 of the French Civil Code that the W&I Insurer shall not claim from the Sellers in connection with any claim (including by way of subrogation), except in the case of Fraud by the Sellers;

(v) the Purchaser shall not agree to any amendment, variation or waiver of the waiver referred to in paragraph (iv) without the prior written consent of the Warrantors and shall not do anything which causes the waiver referred to in paragraph (iv) not to have full force and effect in accordance with its terms; and

(vi) the Purchaser acknowledges and agrees, at its own expense, that no Warrantor shall bear any excess or any of the costs relating to the W&I Insurance or, save in the case of Fraud, any of the costs relating to any claim.

(vii) the absence of a recourse of the Purchaser under the W&I Insurance in respect of any Loss (including, without limitation, as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the W&I Insurance) and/or any inability of the Purchaser to obtain any remedy in respect of a Loss under the W&I Insurance for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting the W&I Insurer, any failure of the W&I Insurer to perform its obligations under the W&I Insurance or any deductible, threshold or other financial limitation applying to the W&I Insurance) shall not affect or increase the liability of the Warrantors under this Agreement.

(viii) The Purchaser shall indemnify and hold the Warrantors and any Affiliate of the Warrantors harmless, on a euro for euro basis, from and against any Loss incurred or suffered by the Warrantors or any Warrantors and any Affiliate of the Warrantors relating to or arising from any breach of the covenants in this Section 3.1. The Affiliate of the Warrantors are expressly intended as third-party beneficiaries of this Section 3.1(viii).

3.2 Payment Obligation; Limitation on Quantum.

(a) From and after the Closing and subject to the provisions of this Article III, the Warrantors shall pay to the Purchaser the amount of all Losses actually suffered by the Purchaser or any Group Companies arising out of or in connection with any inaccuracy or breach of any Warranty of the Warrantors set forth in Article II, it being expressly agreed, and notwithstanding anything to the contrary in this Agreement, that the aggregate liability of the Warrantors in respect of all claims, except in the case of Fraud, under this Agreement shall not exceed one euro (€1.00).

(b) Without prejudice to any rights of the Purchaser under the W&I Policy, from and after the Closing, the right to payment provided for in this Section 3.2 shall be the exclusive remedy of the Purchaser for any inaccuracy or breach of any Warranty of the Warrantors set forth in Article II, except in case of Fraud by any of the Warrantors. It is however expressly agreed that this paragraph (b) shall not be applicable to any claim made by the Purchaser or any of the Group Company under the provisions of the SPA (in particular any claim made pursuant to any representations and warranties granted by the Sellers in the SPA).

3.3 Time Limits for Claims.

(a) The liability of the Warrantor under Section 3.2 shall terminate on the date which is (i) 3 years after the Closing Date in respect of any claim (other than any claim in respect of any inaccuracy or breach of a Warranty contained in Sections 2.2 (Warrantors title, capacity and due authorization), 2.3 (No Conflict or Violation), 2.4 (Insolvency), 2.11 (Tax Matters), 2.19 (Environmental Matters) or 2.23 (Employment Matters)) and (ii) three (3) months after the expiry of the relevant statutory limitation period in respect of any claim in respect of any inaccuracy or breach of a representation and warranty contained in Sections 2.2 (Warrantors capacity and due authorization), 2.3 (No Conflict or Violation), 2.4 (Insolvency), 2.11 (Tax Matters), 2.19 (Environmental Matters) or 2.23 (Employment Matters), in each case unless prior to such date the Purchaser has notified the Warrantors of a claim thereunder. For the avoidance of doubt, the Purchaser shall not be permitted to make any claim against the Warrantors for any inaccuracy or breach of any Warranty of the Warrantor set forth in Article II unless the Closing shall have occurred.

3.4 Payment.

No amount shall become due and payable by the Warrantors to the Purchaser in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability, provided that nothing in this Section 3.4 shall prevent the Purchaser from notifying a claim arising from a contingent liability in order to comply with the time limits set forth in Section 3.3.

3.5 Exclusions.

(a) The Warrantors shall not have any liability under this Article III for any Losses resulting from:

(i) any event, fact, matter, circumstance or omission which was Fairly Disclosed;

(ii) any act or omission of any member of the Seller’s group or any Group Company prior to Closing taken at the request of, or with the written consent, of the Purchaser;

(iii) any voluntary act or omission of the Purchaser after Closing which is outside its Ordinary Course of Business as conducted at Closing;

(iv) any non-mandatory change made by the Purchaser to the accounting principles or Tax policies of the Group Companies;

(v) the passing of, or any change in, any Law not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the date hereof; and

(b) Notwithstanding anything to the contrary herein, all Losses under this Agreement shall be determined without duplication of recovery and the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss; for this purpose recovery by the Purchaser or any of the Group Companies shall be deemed to be a recovery by each of them.

3.6 Calculation of the Losses.

In calculating the amount of a Loss to be indemnified by the Warrantors, the following principles shall apply:

(a) the amount of the liability of the Warrantors in respect of a Loss shall be calculated by taking into account the effect of any Tax savings, benefits or relief actually benefiting to the Purchaser or the Group Companies;

(b) any deficiency assessed by the Tax Governmental Authorities whose effect is to shift a Tax liability from one fiscal year to another or to modify the jurisdiction in which a Tax liability may give rise to a claim only insofar as the Purchaser or any Group Company is required to pay a penalty or interest charge in relation thereto, or the Purchaser or any Group Company is subject to increased Tax thereon as a result of an increase in applicable or effective Tax rates;

(c) the amount to which the Purchaser might be entitled hereunder shall be reduced where and to the extent that the Loss is specifically provided for in the Financial Statements for the financial year of the Group Companies ended on 30 June 2024; and

(d) the amount to which the Purchaser is entitled hereunder shall be reduced where and to the extent the Purchaser and/or the concerned Group Company has received any sum (whether as indemnity or otherwise) from any insurance (other than from the W&I Insurer) or third party.

3.7 Survival; Effect of Investigation.

All Warranties contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall survive the Closing. The right to payment based on such Warranties shall not be affected by any investigation conducted (or failure to investigate) with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such Warranty.

3.8 Knowledge of Purchaser

The Purchaser hereby acknowledges that as at the Put Option Date it has no actual knowledge of any fact, matter, event or circumstance which has already resulted in a Loss as at the date hereof and which could then already give right to indemnification by the Warrantors under this Agreement (it being agreed however that, without prejudice to Section 3.5, the knowledge by the Purchaser of any risk or potential risk which has not already resulted in a Loss as at the Put Option Date shall not impede or limit in any manner the possibility for the Purchaser to be indemnified pursuant to the W&I Insurance). For the purposes of this Section 3.8, the knowledge of the Purchaser shall mean the actual knowledge of Brett Milgrim and Dirkson Charles (the “Deal Team”) as at Put Option Date and shall not been deemed to include the knowledge of person who is not a member of the Deal Team or the knowledge of any member of the Deal Team at any time after the Put Option Date.

ARTICLE IV

MISCELLANEOUS

4.1 Termination.

(a) This Agreement may be terminated, at any time prior to the Closing, by the written agreement of the Purchaser and the Warrantors.

(b) This Agreement shall also automatically terminate upon termination of the SPA in accordance with its terms.

(c) Upon any termination of this Agreement pursuant to paragraphs (a) or (b) of this Section 4.1, all further obligations of the Parties hereunder, other than pursuant to Section 4.2 (Confidentiality), 4.3 (Costs and Expenses) and 4.12 (Governing Law and Submission to Jurisdiction), shall terminate.

4.2 Confidentiality.

(a) Each of the Parties shall treat (and shall direct its employees, representatives and professional advisors to treat) and shall procure that its Affiliates treat (and that each of its Affiliates shall direct its employees, representatives and professional advisors to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement, in whole or part, to any Person without the consent of the other Parties except to the extent necessary for enforcement hereof or as otherwise required by Law, by any Governmental Authority or by the rules of any stock exchange (in which case, to the extent practicable and permitted, the disclosing Party shall give prior written notice to the other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection); provided however, that each of the Parties may disclose and provide copies of this Agreement to (w) its professional advisors and auditors, (x) its financing sources and their respective professional advisors, (y) its Affiliates (including their respective directors, officers and employees) and to their respective professional advisors and auditors, and (z) in the case of the Purchaser, its limited partners, prospective investors, insurance broker and the W&I Insurer, and their respective professional advisors, provided that such Persons shall have agreed to maintain the confidentiality of this Agreement and the contents of this Agreement in accordance with the terms of this subsection or shall otherwise be legally obligated not to disclose and to keep the contents of this Agreement confidential.

(b) The undertakings set forth in this Section 4.2 shall survive for a five (5) year duration as from the date hereof.

4.3 Costs and Expenses.

Whether or not the Transaction (as this term is defined in the SPA) is completed, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of the Agreement.

4.4 Professional Advice.

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

4.5 Waiver.

(a) Failure by any Party to exercise (or to exercise late) all or part of any right, power or privilege granted to it by this Agreement shall not be deemed to constitute a waiver of such right, power or privilege which may always be exercised at any time.

(b) Any waiver by either Party of any right, power or privilege shall, in order to be validly made, be notified to the other Party in accordance with the provisions of Article 4.7 below.

4.6 Express Waivers.

Subject to the provisions of this Agreement, each of the Parties expressly and irrevocably waives (i) any right it may have under articles 1223 and 1226 of the French Civil Code to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction having terminated, lapsed or being ineffective for any reason whatsoever, and (iii) to the fullest extent permitted by applicable Law, the benefits of articles 1626, 1641 and 1643 of the French Civil Code and, more generally, each of the Parties waives any right to terminate or rescind this Agreement.

4.7 Notices.

(a)

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the French or English language and shall be: (w) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (x) sent by registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de reception) or by an overnight courier service of recognized international standing (all charges paid); (y) sent by email and, except if receipt is confirmed by the recipient at the latest within two (2) Business Days following the day on which the e-mail was sent, confirmed by registered mail (postage prepaid, return receipt requested) posted no later than the third (3rd) following Business Day, it being provided that, in such a case, all time periods referred to in this Agreement shall be automatically extended by three (3) more Business Days; or (z) delivered via and electronic signature platform (e.g., Docusign), to the relevant Party at its address or email set forth below:

If to the Purchaser, to:	LOAR GROUP INC.
20 New King Street, White Plains,
NY 10604,
ATTN: Dirkson Charles and Sean Peppard
EMAIL: [***] and
Sean Peppard [***]

with a copy to:

Squire Patton Boggs
7, rue du Général Foy – 7008 Paris
Attn: Tony Reed
Email: tony.reed@squirepb.com

If to the Warrantors, to:	The addresses listed at the beginning of this
Agreement

with a copy to:

CL Partners
27, rue Marbeuf – 75008 Paris
Attn: Franck Vacher
Email: [***]

or to such other Persons or at such other addresses as hereafter may be notified by the Purchaser or the Sellers’ Agent to the other.

(b)	A notice or a communication shall be deemed to have been received:

(i)

at the time of delivery if delivered personally or via an electronic signature platform (as such time of delivery is mentionned in the certificate summary issued by such electronic signature platform in the latter case);

(ii)

at the time of transmission if sent by email, provided that the sending is confirmed provided that the sending is confirmed by a registered post (lettre recommandée avec demande d’avis de réception) sent no later than the following Business Day; or

(iii)	on the day of the first presentation of the notice if sent by pre-paid registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de reception).

4.8 Entire Agreement.

This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. Without prejudice of any rights of the Purchaser under the SPA, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement or any of the Annexes and Schedules to this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

4.9 No Third Party Rights; Assignment.

(a) Except as expressly provided herein, this Agreement shall inure to the sole and exclusive benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Party. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(b) Notwithstanding the provisions of this Section 4.9, the Parties expressly agree that:

(i) the Purchaser may assign or transfer all its rights and obligations under this Agreement to one of its Affiliates by notice to the Warrantors at the latest five (5) Business Days prior to the Closing Date; provided that the Purchaser shall remain jointly liable (solidairement responsable) for the performance of all obligations of such Affiliates under this Agreement; and

(ii) the Purchaser may assign or transfer, by way of security or charge, the right to receive any repayment of a portion of the Purchase Price, indemnification or other payments hereunder to any direct or indirect provider of finance or hedging in connection with the financing or refinancing of all or a part of the Transaction, provided that under no circumstance shall the obligations or liabilities of the Warrantors be increased as a result of any such assignment or transfer.

4.10 Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.11 Waivers and Amendments.

No modification of or amendment to this Agreement shall be valid unless in a written document signed by the Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a written document signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

4.12 Governing Law and Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with French Law.

(b) Any dispute, controversy, proceedings or claim of whatever nature arising out of or in in connection to this Agreement (or any matters contemplated under this Agreement) or its formation or its validity or its interpretation or its performance shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal des activités économiques de Paris).

4.13 Signature of this Agreement.

The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1366 et seq. of the French Code civil. For this purpose, the parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this document has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this document.

Each of the Parties acknowledges and accepts that the signature process used by the Parties to electronically sign this document enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with article 1375 paragraph 4 of the French Code civil (Code civil).

[Signature page of the Warranty Agreement]

JETSTREAM NEWCO
By: [•]
Duly authorized

MR THOMAS BERNARD	MR RENAUD SEVERAC
Duly authorized	Duly authorized